Exhibit 99.1

News Release

For more information contact:

Bruno Guilmart

Chief Executive Officer

Lattice Semiconductor Corporation

503-268-8000

LATTICE SEMICONDUCTOR UPDATES

GUIDANCE FOR THIRD QUARTER

HILLSBORO, OR – September 11, 2008—Lattice Semiconductor (NASDAQ: LSCC) today announced its business update for the third quarter of 2008.

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Third quarter revenue is now expected to be down approximately 1% to 3% sequentially, however the Company is experiencing strong sequential growth in our FPGA product line when compared to the similar period in the prior quarter. This is a revision from previous guidance of flat to down three percent sequentially.

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The Company’s guidance does not include the effects of any restructuring charges or other accounting adjustments, if any, that may be required by actions taken in connection with the formulation of a new cost structure as discussed by the Company in its press release regarding its second quarter financial results issued on July 24, 2008.

No conference call will be held in conjunction with this guidance update. Additional information related to the third quarter will be available when the Company reports its third quarter results on October 23, 2008.

Forward-Looking Statements

The foregoing business update contains forward-looking statements. Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue, including related mix of product line revenue, are inherently uncertain due to the high percentage of quarterly “turns” business, as well as such factors as pricing pressures, competitive actions, the demand for our products, and our ability to supply products to customers in a timely manner.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, the transition to a new Chief Executive Officer and other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high-performance, non-volatile and low-cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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